EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-183551), S-8 (Nos. 333-125471, 333-26339, 033-18150, 033-59733, 033-29658, 033-36430, 333-95827, 333-97273, 333-159953, and 333-167661) and S-4 (No. 333-192279) of Cash America International, Inc. of our report dated March 3, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K, for the year ended December 31, 2013. We also consent to the incorporation by reference of our report dated March 3, 2014 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers, LLP

Fort Worth, Texas

March 3, 2014